Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS 2018

EARNINGS

QUAKERTOWN, PA (January 25, 2019) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the fourth quarter of 2018 of $2,327,000, or $0.67 per share on a diluted basis. This compares to net income of $489,000, or $0.14 per share on a diluted basis, for the same period in 2017.  For the year ended December 31, 2018, QNB reported net income of $11,335,000, or $3.25 per share on a diluted basis. This compares to net income of $8,289,000, or $2.41 per share on a diluted basis, reported for the same period in 2017.  For the year 2018 the rate of return on average assets and average shareholders’ equity was 0.96% and 10.47%, respectively, compared with 0.74% and 8.17%, respectively, for the year 2017.  Both quarterly and year-to-date results in both years were impacted by 2017 tax reform, enacted in December 2017, detailed below in the “Income Tax” section of this earnings release.

Total assets as of December 31, 2018 were $1,175,452,000 compared with $1,152,337,000 at December 31, 2017. Loans receivable at December 31, 2018 were $785,448,000 compared with $733,283,000 at December 31, 2017, an increase of $52,165,000, or 7.1%.  Total deposits at December 31, 2018 were $1,015,598,000, an increase of 2.2% compared with $993,948,000 at December 31, 2017.

“QNB is pleased to report the Bank has experienced strong loan and steady deposit growth and the number of personal and business households that we serve continued to increase throughout the year,” said CEO Dave Freeman.  “Net income benefited from the lower corporate tax rate in 2018, which resulted in record net income and earnings per share for the year.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter and year ended December 31, 2018 totaled $8,820,000 and $35,015,000, respectively, an increase of $451,000 and $2,593,000, respectively, from the same periods in 2017. The net interest margin for the fourth quarter of 2018 and 2017 was 3.11%.  Net interest margin for the year ended December 31, 2018 was 3.13%, a decrease of one basis point compared to the same period in 2017.  The yield on average earning assets increased 27 basis points to 3.93% for the fourth quarter of 2018, compared with the fourth quarter of 2017.  For the year ended December 31, 2018, the yield on average earning assets was 3.85%, compared with 3.67% for the same period in 2017.   The cost of interest-bearing liabilities increased to 1.01% and 0.88% for the quarter and year ended December 31, 2018, respectively, compared with 0.68% and 0.64%, respectively, for the same periods in 2017.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $187,000 provision for loan losses in the fourth quarter of 2018, compared with $700,000 for the same period in 2017.   For the years ended December 31, 2018 and 2017, QNB recorded $1,130,000 and

$1,400,000, respectively, in provision for loan losses.  QNB's allowance for loan losses of $8,834,000 represents 1.12% of loans receivable at December 31, 2018 compared to $7,841,000, or 1.07% of loans receivable at December 31, 2017.  Net loan charge-offs for the year ended December 31, 2018 were $137,000, or 0.02% of total average loans, compared with net charge-offs of $953,000 for the same period in 2017.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $9,638,000, or 1.23% of loans receivable at December 31, 2018, compared with $9,242,000, or 1.26% of loans receivable at December 31, 2017.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At December 31, 2018, $3,072,000, or approximately 41% of the loans classified as non-accrual are current or past due less than 30 days.  At December 31, 2018 commercial substandard or doubtful loans totaled $18,339,000, compared with $16,647,000 reported at December 31, 2017.

Non-Interest Income

Total non-interest income was $144,000 for the fourth quarter of 2018, and $4,892,000 for the year ended December 31, 2018, a decrease of $1,668,000 and $1,995,000, respectively, compared to the same periods in 2017, respectively.  The decrease is due primarily due to combined realized and unrealized net loss on investment securities totaling $1,252,000 for the quarter and $412,000 for the year in 2018 compared with realized net gains on investment securities of $538,000 and $1,500,000, respectively, for the same periods in 2017.  ATM and debit card income and fees for services to customers increased $54,000 and $25,000 in the fourth quarter 2018, compared with the same period in 2017.  Other fee income increases include $48,000 recorded for a broker-dealer conversion cost reimbursement, a $17,000 increase in letter of credit fees, and $16,000 in credits earned for sale of checks.   Gain on sale of loans declined $36,000, due to a slowdown in mortgage activity, due to the rising rate environment.

Non-Interest Expense

Total non-interest expense was $6,789,000 for the fourth quarter of 2018, an increase of $790,000, or 13.2%, compared with $5,999,000 for the fourth quarter of 2017.  For year ended December 31, 2018, total non-interest expense increased $2,165,000, or 9.1%, to $25,885,000, compared to the same period in 2017.  Salaries and benefits expense increased $543,000, or 16.5%, for the quarter ended December 31, 2018, compared to the same period in 2017.  Salary expense increased $272,000, accrued incentives increased $73,000, medical premiums increased $174,000 and retirement expense increased $38,000 for the fourth quarter 2018, compared with the same period in 2017.  For the year ended December 31, 2018 salaries and benefits expense increased $1,290,000, or 9.8%, compared to the same period in 2017, for the same reasons detailed for the quarterly increase.   Net occupancy and furniture and equipment expense increased $125,000, or 13.3%, for the fourth quarter 2018 compared to the same period in 2017, due primarily to increased depreciation, software, equipment, rent, and building maintenance and expense of $84,000, $35,000, $8,000, and $7,000, respectively.  For year ended December 31, 2018, net occupancy and furniture and equipment costs increased $389,000, or 10.7%, compared to the same period in 2017, due primarily to increased software, depreciation, equipment and building maintenance, and rent expense of $154,000, $102,000, $63,000 and $21,000, respectively.  Other operating expenses for the quarter ended December 31, 2018 increased $122,000, or 6.9%, due to increased marketing, consulting, state taxes, third party processing and FDIC insurance premiums.  Other operating expenses for the year ended December 31, 2018 increased $486,000, or 7.0%, due to increased FDIC insurance premiums, state tax, and check card expenses.

Income Tax

The effective tax rates for the quarter and year ended December 31, 2018 were -17.1% and 12.1%, respectively.  This compares with effective tax rates for the same periods in 2017 of 86.0% and 41.6%, respectively.   Both the quarterly and year-to-date tax rates were impacted by adjustments due to tax reform and lower tax rates.  Provision for income taxes decreased $3,332,000 and $4,343,000 for the fourth quarter and year ended December 31, 2018, respectively.  In December 2017, the Tax Cuts and Jobs Act was enacted, which reduced the corporate federal tax rate to 21% from 34%, effective January 1, 2018.  The 2017 enactment date required the Company to revalue its deferred tax asset, which resulted in a fourth quarter 2017 charge of $2,054,000 to its 2017 tax provision.  In the fourth quarter of 2018, the Company elected to change tax accounting methods for deferred loan origination fees and nonaccrual interest income effective for the 2017 return, resulting in a one-time $418,000 income tax benefit to the 2018 tax provision.  This one-time tax benefit takes advantage of the reduction in the federal tax rate from 34% to 21%.  $1,559,000 of the decrease in tax provision in 2018 versus 2017 was due to lower effective tax rates, and $312,000 due to lower taxable income in 2018.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Assets	$1,175,452	$1,184,389	$1,172,874	$1,172,168	$1,152,337
Cash and cash equivalents	13,458	13,982	11,726	29,870	16,331
Investment securities
Debt securities	344,221	347,392	344,194	357,519	374,570
Equity securities	9,421	10,436	9,600	9,527	4,975
Loans held-for-sale	-	154	404	272	-
Loans receivable	785,448	785,962	779,886	750,187	733,283
Allowance for loan losses	(8,834)	(8,645)	(8,192)	(8,037)	(7,841)
Net loans	776,614	777,317	771,694	742,150	725,442
Deposits	1,015,598	1,024,565	985,726	1,006,369	993,948
Demand, non-interest bearing	128,615	128,089	135,482	135,040	129,212
Interest-bearing demand, money market and savings	663,195	672,467	627,525	639,078	639,554
Time	223,788	224,009	222,719	232,251	225,182
Short-term borrowings	50,872	55,923	85,646	64,879	55,756
Shareholders' equity	104,348	98,834	97,818	96,504	98,570

Asset Quality Data (Period End)
Non-accrual loans	$7,478	$9,631	$6,731	$7,053	$7,921
Loans past due 90 days or more and still accruing	-	-	23	-	-
Restructured loans	2,160	1,259	1,233	1,274	1,321
Non-performing loans	9,638	10,890	7,987	8,327	9,242
Other real estate owned and repossessed assets	-	-	-	-	-
Non-performing assets	$9,638	$10,890	$7,987	$8,327	$9,242

Allowance for loan losses	$8,834	$8,645	$8,192	$8,037	$7,841

Non-performing loans / Loans excluding held-for-sale	1.23%	1.39%	1.02%	1.11%	1.26%
Non-performing assets / Assets	0.82%	0.92%	0.68%	0.71%	0.80%
Allowance for loan losses / Loans excluding held-for-sale	1.12%	1.10%	1.05%	1.07%	1.07%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Year ended,
For the period:	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17	12/31/18	12/31/17

Interest income	$11,203	$10,926	$10,562	$10,509	$9,944	$43,200	$38,102
Interest expense	2,383	2,222	1,862	1,718	1,575	8,185	5,680
Net interest income	8,820	8,704	8,700	8,791	8,369	35,015	32,422
Provision for loan losses	187	568	187	188	700	1,130	1,400
Net interest income after provision for loan losses	8,633	8,136	8,513	8,603	7,669	33,885	31,022
Non-interest income:
Fees for services to customers	451	419	408	421	426	1,699	1,668
ATM and debit card	502	476	487	430	448	1,895	1,749
Retail brokerage and advisory income	66	96	105	103	61	370	436
Net gain (loss) on investment securities available-for-sale	(390)	181	48	85	538	(76)	1,500
Unrealized gain (loss) on equity securities	(862)	731	41	(246)	-	(336)	-
Net gain from trading activity	-	-	-	-	-	-	27
Net gain on sale of loans	23	38	37	7	59	105	375
Other	354	286	328	267	280	1,235	1,132
Total non-interest income	144	2,227	1,454	1,067	1,812	4,892	6,887
Non-interest expense:
Salaries and employee benefits	3,827	3,612	3,627	3,345	3,284	14,411	13,121
Net occupancy and furniture and equipment	1,068	1,000	1,011	958	943	4,037	3,648
Other	1,894	1,773	1,895	1,875	1,772	7,437	6,951
Total non-interest expense	6,789	6,385	6,533	6,178	5,999	25,885	23,720
Income before income taxes	1,988	3,978	3,434	3,492	3,482	12,892	14,189
Provision (benefit) for income taxes	(339)	767	572	557	2,993	1,557	5,900
Net income	$2,327	$3,211	$2,862	$2,935	$489	$11,335	$8,289

Share and Per Share Data:
Net income - basic	$0.67	$0.93	$0.83	$0.85	$0.14	$3.27	$2.42
Net income - diluted	$0.67	$0.92	$0.82	$0.85	$0.14	$3.25	$2.41
Book value	$29.95	$28.47	$28.23	$27.94	$28.59	$29.95	$28.59
Cash dividends	$0.32	$0.32	$0.32	$0.32	$0.31	$1.28	$1.24
Average common shares outstanding - basic	3,473,965	3,466,672	3,460,360	3,452,531	3,441,308	3,463,450	3,428,970
Average common shares outstanding - diluted	3,492,060	3,489,061	3,481,312	3,472,905	3,462,684	3,482,509	3,445,811

Selected Ratios:
Return on average assets (quarterly amts. annualized)	0.78%	1.07%	0.98%	1.02%	0.17%	0.96%	0.74%
Return on average shareholders' equity (quarterly amts. annualized)	8.29%	11.64%	10.70%	11.35%	1.86%	10.47%	8.17%
Net interest margin (tax equivalent)	3.11%	3.06%	3.15%	3.22%	3.11%	3.13%	3.14%
Efficiency ratio (tax equivalent)	74.03%	57.31%	63.08%	61.42%	56.68%	63.56%	58.01%
Average shareholders' equity to total average assets	9.38%	9.20%	9.20%	9.00%	9.04%	9.20%	9.09%
Net loan charge-offs (recoveries)	$(2)	$115	$32	$(8)	$984	$137	$953

Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.00%	0.06%	0.02%	0.00%	0.54%	0.02%	0.14%
Balance Sheet (Average)
Assets	$1,186,456	$1,190,132	$1,166,383	$1,164,390	$1,153,827	$1,176,910	$1,117,163
Investment securities (AFS & Equities)	366,469	368,807	372,850	383,317	394,144	372,803	390,502
Loans receivable	784,372	780,221	757,451	744,132	721,519	766,692	682,482
Deposits	1,018,141	1,023,227	987,000	983,647	998,235	1,003,154	962,498
Shareholders' equity	111,312	109,433	107,301	104,832	104,354	108,241	101,496